China Housing & Land Development Inc. Announces
First Quarter 2011 Financial Results

Xi’an, China – May 16, 2011 -- China Housing & Land Development, Inc. (“China Housing” or the “Company”; Nasdaq: CHLN) today announced its financial results for the quarter ended March 31, 2011.

Highlights for Q1 2011:

•	Total revenue in the first quarter of 2011 decreased 37.4% to $22.6 million from $36.1 million in the fourth quarter of 2010 and decreased 32.8% from $33.6 million in the first quarter of 2010.

•
Total gross floor area (“GFA”) sales were 28,438 sq. meters during the first quarter of 2011, compared to 30,680 sq. meters in the fourth quarter of 2010 and 61,666 sq. meters in the first quarter of 2010.

•	Average residential selling price (“ASP”) in the first quarter of 2011 was RMB 6,115, compared with RMB 6,661 in the fourth quarter of 2010, and RMB 5,027 in the first quarter of 2010.

•
Gross profit decreased 30.0% to $5.7 million from $8.2 million in the fourth quarter of 2010 and decreased 11.6% from $6.5 million in the first quarter of 2010. First quarter 2011 gross margin was 25.4% compared to 22.7% in the fourth quarter of 2010 and 19.3% in the first quarter of 2010.

•	SG&A expenses as a percentage of total revenue increased to 15.2%, compared to 10.4% in the fourth quarter of 2010 and 7.6% in the first quarter of 2010.

•	Operating income decreased 56.7% to $1.3 million from $3.0 million in the fourth quarter of 2010, and decreased from $3.0 million in the first quarter of 2010.

•
Net income attributable to the Company in the first quarter of 2011 was $2.5 million, or $0.07 per basic share and $0.05 per diluted share.  Excluding the $1.9 million or $ 0.06 gain on basic EPS associated with the revaluation of derivatives and warrants, net income was $0.6 million or $0.02 per basic share.

Mr. Pingji Lu, China Housing’s Chairman, commented, “The first quarter was challenging for our business as sales fell short of expectations due to the impact of additional mortgage and purchase restrictions imposed by the local Xi’an government in the first quarter. Potential buyers waited for the new guidelines to determine whether they could meet new mortgage requirements as well as see if prices would soften.  The Xi’an government has also extended the number of days required to secure the necessary construction permits which has delayed the timing of our new development projects. According to data from E-House (China) and the Xi’an Bureau of Statistics, during the first quarter of 2011, housing sales volume in Xi’an decreased 31.4% sequentially to 3.0 million sq. meters, but average selling prices held steady increasing 7.7% to RMB 7,220 per sq. meter compared to RMB 6,704 in the fourth quarter of 2010.”

“We are confident that buyers will return to the market as they have in the past with other rounds of government policies.  Currently, we have three projects scheduled to commence pre-sales for the remainder of this year and are comfortable that the necessary permits can be secured to commence pre-sales for these projects in the second and third quarter periods.  We have a stable lineup of projects that will benefit our overall performance in 2011.  For the remainder of 2011, five projects will serve as primary contributors to our revenue--this includes Puhua Phase I, Puhua Phase II, JunJing III, Park Plaza, and Golden Bay.  Each project develops middle to high end apartment units, which can contribute to our ASP and gross margin performance going forward. In spite of a weaker than expected first quarter, we are optimistic that 2011 will be a solid year of growth for our company.”

Total revenue in the first quarter of 2011 decreased 37.4% to $22.6 million from $36.1 million in the fourth quarter of 2010 and decreased 32.8% from $33.6 million in the first quarter of 2010. In the first quarter of 2011, most of the Company’s revenue came from its Puhua Phase I and Phase II, Tsining JunJing II Phase Two.  First quarter 2011 contract sales totaled US$26.4 million representing a total GFA of 28,438 square meters.  First quarter 2011 contract sales represented a 41.8% decrease compared to US$45.4 million in the first quarter of 2010.  Total gross floor area (“GFA”) sales were 28,438 sq. meters during the first quarter of 2011, compared to 30,680 sq. meters in the fourth quarter of 2010 and 61,666 sq. meters in the first quarter of 2010.  The Company’s average residential selling price (“ASP”) in the first quarter of 2011 was RMB 6,115, compared with RMB 6,661 in the fourth quarter of 2010, and RMB 5,027 in the first quarter of 2010.

Gross profit for the three months ended March 31, 2011 was $5.7 million, representing a decrease of 30.0% from $8.2 million in the fourth quarter of 2010 and 11.6% decrease from $6.5 million in the same period of 2010. The gross profit margin for the three months ended March 31, 2011 was 25.4%, which surpassed the 19.3% in the same period of 2010 and was higher than the 22.7% in the fourth quarter of 2010. The Company’s gross margin in the current period is consistent with the expected margin. Due to the delayed revenue recognition of JunJing III, we had fewer sales during the first quarter of 2011 compared with the same period in 2010, which resulted in reduced gross profit. However, with the improved market condition, average selling price increased on all of our projects, which led to improved gross profit margin.

SG&A expense was $3.4 million in the first quarter of 2011, compared to $3.7 million in the fourth quarter of 2010 and $2.5 million in the first quarter of 2010. SG&A expenses as a percentage of total revenue increased to 15.2%, compared to 10.4% in the fourth quarter of 2010 and 7.6% in the first quarter of 2010.  The increase in SG&A is primarily due to increased expenses associated with new projects to be constructed in the near future, increased audit expense associated with SOX compliance and increased employee salaries.

Operating income in the first quarter of 2011 decreased to $1.3 million, or 5.8% of total revenue, from $3.1 million, or 8.4% of total revenue, in the fourth quarter of 2010, and decreased from $3.0 million, or 8.9% of total revenue in the first quarter of 2010 primarily due to the decreased revenues from existing projects.

Net income attributable to China Housing in the first quarter of 2011 was $2.5 million or $0.07 per basic share and $0.05 per diluted share. Excluding the $1.9 million or $0.06 gain on basic earnings per share (“PS”) associated with the revaluation of derivatives and warrants, net income was $0.6 million or $0.02 per basic share. This performance compares to a net income of $2.4 million, or $0.07 per basic share, in the fourth quarter of 2010, which excludes a $0.4 million non-cash loss associated with the revaluation of derivatives and warrants in the fourth quarter of 2010.

Sequential Quarterly Revenue Breakout Comparison
Project	Q1 2011						Q4 2010
	Recognized Revenue	Contract Sales	GFA Sold	ASP	Unsold GFA	POC	Recognized Revenue	Contract Sales	GFA Sold	ASP
	($)	($)	(m2)	(RMB)	(m2)		($)	($)	(m2)	(RMB)
Projects Under Construction
JunJing II Phase Two	4,174,516	680,484	697	6,421	391	99.6%	11,062,535	6,344,486	5,471	7,720
Puhua Phase One	5,219,729	5,150,567	3,665	9,243	27,219	59.2%	11,223,613	12,032,930	11,858	6,755
Puhua Phase Two	8,428,480	18,767,261	21,984	5,618	213,393	42.6%	3,607,239	7,820,587	10,021	5,195
Projects Completed
JunJing II Phase One	1,080,635	1,080,635	1,139	6,242	531	100%	5,187,178	3,141,136	2,712	7,710
Tsining-24G	695,439	695,439	953	4,801	71	100%	316,031	321,343	184	11,434
JunJing I	-	-	-	-	1,641	100%	498,742	526,653	434	7,650
Additional Project	58,018	58,018	-	-	-	100%	509,755	509,755	-	-

Other Income	2,900,879	-	-				3,648,208
Total	22,557,696	26,432,404	28,438	6,115	241,605	-	36,053,301	30,696,890	30,680	6,661
Q-o-Q Change	-37.4%	-13.9%	-7.3%	-8.2%

As of March 31, 2011, China Housing reported $81.6 million in unrestricted cash, compared to $46.9 million as of December 31, 2010 and $66.3 million as of March 31, 2010. Total debt outstanding as of March 31, 2011 was $167.4 million compared with $143.9 million on December 31, 2010. Net debt outstanding (total debt less cash) as of March 31, 2011 was $46.1 million compared with $62.3 million on December 31, 2010. The company's net debt as a percentage of total capital (net debt plus shareholders' equity) was 28.6 percent on March 31, 2011 and 38.0 percent on December 31, 2010, which decreased due to the improved cash position.

	Q1 2011
Projects in Planning	Unsold GFA	First Pre-sales Scheduled
	(m2)
JunJing III	49,636	Q2 2011
Park Plaza	141,822	Q3 2011
Golden Bay	252,540	Q3 2011
Puhua Phase Three	130,000	Q2 2012
Puhua Phase Four	161,107	Q4 2013
Textile City	630,000	Q3 2012
Hu County	195,000	Q3 2011
Total projects in planning	1,560,105

2011 Outlook

Total contract sales in 2011 are expected to reach $250 to $290 million, a 140%-179% increase compared to $148 million in 2010.  Total recognized revenue in 2011 is expected to reach $200 to $220 million, a 43%-57% increase compared to $140 million in 2010. Gross margin in 2011 is expected to reach 30%-35%. The Company is reporting contract sales estimates compared to revenue as it is not subject to percentage of completion alterations.

Conference Call Information

China Housing’s management will host an earnings conference call on Monday, May 16, 2011 at 8:00 a.m. U.S. Eastern Time. Listeners may access the call by dialing #1-719-325-4807. To listen to the live webcast of the event, please go to http://www.viavid.net. Listeners may access the call replay, which will be available through May 23rd, by dialing #1-858-384-5517; passcode: 7327220.

About China Housing & Land Development, Inc.

Based in Xi’an, the capital city of China’s Shaanxi province, China Housing & Land Development, Inc., is a leading developer of residential and commercial properties in northwest China. China Housing has been engaged in land acquisition, development, and management, including the sales of residential and commercial real estate properties through its wholly-owned subsidiary in China, since 1992.

China Housing & Land Development is the first Chinese real estate development company traded on NASDAQ.  The Company’s news releases, project information, photographs, and more are available on the internet at www.chldinc.com.

Safe Harbor

This news release may contain forward-looking information about China Housing & Land Development, Inc. which is covered under the safe harbor for forward-looking statements provided by the Private Securities Litigation Reform Act of 1995. Forward-looking statements are statements that are not historical facts. These statements can be identified by the use of forward- looking terminology such as believe, expect, may, will, should, project, plan, seek, intend, or anticipate or the negative thereof or comparable terminology, and include discussions of strategy, and statements about industry trends and China Housing & Land Development's future performance, operations, and products.

Such statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected. Actual performance results may vary significantly from expectations and projections. Further information regarding this and other risk factors are contained in China Housing's public filings with the U.S. Securities and Exchange Commission.

All information provided in this news release and in any attachments is as of the date of the release, and the companies do not undertake any obligation to update any forward-looking statement as a result of new information, future events or otherwise, except as required under law.

China Housing contacts

Mr. Cangsang Huang
Chief Financial Officer
Tel:   +86-29-8258-2648 in Xi'an
Email: chuang@chldinc.com

Ms. Jing Lu
Chief Operating Officer, Board Secretary, and Investor Relations Officer
+86 29.8258.2639 in Xi’an
jinglu@chldinc.com / English and Chinese

Mr. Shuai Luo
Investor Relations
+86 29.8258.2632 in Xi’an
Laurentluo@chldinc.com/ English and Chinese

Mr. Bill Zima, ICR
+86 10 6583 7511
William.Zima@icrinc.com

China Housing Investor Relations Department
+1 646. 308.1285

(Financial Tables on Following Pages)

CHINA HOUSING & LAND DEVELOPMENT, INC. AND SUBSIDIARIES

Interim Condensed Consolidated Balance Sheets
As of March 31, 2011 (Unaudited) and December 31, 2010

	March 31,	December 31,
	2011	2010
ASSETS
Cash and cash equivalents	$81,642,228	$46,904,161
Cash - restricted	39,642,680	34,756,450
Accounts receivable, net of allowance for doubtful accounts of $268,597 and $266,493, respectively	9,292,362	9,297,505
Other receivables, prepaid expenses and deposits, net	5,621,241	7,653,925
Real estate held for development or sale	121,698,776	104,586,550
Property and equipment, net	30,139,315	29,735,836
Advance to suppliers	1,398,778	1,223,366
Deposits on land use rights	68,652,286	74,938,729
Intangible assets, net	52,203,130	51,846,410
Goodwill	1,821,170	1,806,905
Deferred financing costs	364,370	401,703
Total assets	$412,476,336	$363,151,540

LIABILITIES
Accounts payable	$22,355,291	$22,542,083
Advances from customers	65,773,679	52,229,189
Accrued expenses	2,474,094	2,507,638
Payables for acquisition of businesses	91,374	2,363,385
Income and other taxes payable	16,325,122	15,429,752
Other payables	7,234,976	5,663,222
Loans from employees	8,796,176	8,787,879
Loans payable	112,862,458	82,971,074
Deferred tax liability	14,420,790	14,344,712
Warrants liability	291,572	2,766,382
Fair value of embedded derivatives	974,972	2,027,726
Convertible debt	8,515,319	16,251,840
Mandatorily redeemable noncontrolling interests in Subsidiaries	37,100,199	33,535,969
Total liabilities	297,216,022	261,420,851

SHAREHOLDERS' EQUITY
Common stock: $.001 par value, authorized 100,000,000 shares
issued and outstanding 35,078,639 and 32,685,331, respectively	35,079	32,685
Additional paid in capital	48,750,961	38,996,078
Common stock subscribed	-	59,606
Statutory reserves	6,654,715	6,654,715
Retained earnings	43,997,990	41,528,907
Accumulated other comprehensive income	15,821,569	14,458,698
Total shareholders’ equity	115,260,314	101,730,689

Total liabilities and shareholders' equity	$412,476,336	$363,151,540

CHINA HOUSING & LAND DEVELOPMENT, INC. AND SUBSIDIARIES

Interim Condensed Consolidated Statements of Income
For The Three Months Ended March 31, 2011 and 2010
(Unaudited)

	3 Months	3 Months
	March 31, 2011	March 31, 2010
REVENUES
Sale of properties	$19,656,817	$32,391,061
Other income	2,900,879	1,181,853

Total revenues	22,557,696	33,572,914

COST OF SALES
Cost of sale properties	14,638,574	26,561,887
Cost of other income	2,196,569	536,773
Total cost of sales	16,835,143	27,098,660

Gross margin	5,722,553	6,474,254

OPERATING EXPENSES
Selling, general, and administrative expenses	3,432,716	2,537,884
Other expenses	41,577	122,651
Interest expense	597,148	507,025
Accretion expense on convertible debt	336,991	329,182
Total operating expenses	4,408,432	3,496,742

NET INCOME FROM BUSINESS OPERATIONS	1,314,121	2,977,512

CHANGE IN FAIR VALUE OF DERIVATIVES
Change in fair value of embedded derivatives	(1,052,754)	(566,206)
Change in fair value of warrants	(850,651)	(554,601)
Total change in fair value of derivatives	(1,903,405)	(1,120,807)

Income before provision for income taxes and noncontrolling interest	3,217,526	4,098,319

Provision for income taxes	786,489	1,009,531
Recovery of deferred income taxes	(38,046)	(29,146)
NET INCOME	2,469,083	3,117,934

Charge to noncontrolling interest	-	(14,229,043)

Net income (loss) attributable to China Housing & Land Development, Inc.	$2,469,083	$(11,111,109)

WEIGHTED AVERAGE SHARES OUTSTANDING
Basic	33,916,460	32,584,429

Diluted	35,532,170	32,579,398

NET INCOME (LOSS) PER SHARE
Basic	0.07	0.10

Diluted	0.05	0.02

CHINA HOUSING & LAND DEVELOPMENT, INC. AND SUBSIDIARIES

 Interim Condensed Consolidated Statements of Comprehensive Income (Loss)
For The Three Months Ended March 31, 2011 and 2010
(Unaudited)

	3 Months	3 Months
	March 31,	March 31,
	2011	2010

NET INCOME	$2,469,083	$3,117,934

OTHER COMPREHENSIVE INCOME (LOSS)
Gain (loss) in foreign exchange	1,362,871	(27,684)

COMPREHENSIVE INCOME	3,831,954	3,090,250

Charge to noncontrolling interest	-	(14,229,043)

Comprehensive income attributable to China Housing & Land Development, Inc.	$3,831,954	$(11,138,793)